Exhibit 99.1

ANTARES PHARMA REPORTS FIRST QUARTER 2016 OPERATING AND FINANCIAL RESULTS

Total Revenues of $12.3 million increased 48% Over Q1 2015

EWING, NJ, May 9, 2016 -- Antares Pharma, Inc. (NASDAQ: ATRS) today reported operating and financial results for the first quarter ended March 31, 2016.  The Company reported revenue of $12.3 million compared to $8.3 million for the comparable period in 2015, and net loss per share of $0.05 for both periods.

“The Company reported another solid quarter of top line growth, with the primary driver of that growth coming once again from an increase in product revenue.” said Robert F. Apple, President and Chief Executive Officer of the Company.   “Antares also reported significant progress on commercial and pipeline projects which included the approval of three additional interim dosage strengths for OTREXUP, completion of the QST-13-003 52 week phase 3 study in testosterone deficient men and the acceptance by the U.S. Food and Drug Administration (FDA) of an abbreviated new drug application (ANDA) filed by our partner Teva for teriparatide, a generic form of Forteo.  The teriparatide filing represents the fourth ANDA for which Antares is the device developer and we believe the third potential generic product with a first to file status using one of our devices.  Finally, we continue to prepare for the mid-year 2016 launch of generic sumatriptan with our distribution partner Teva.”

First Quarter 2016 and Recent Highlights

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Completed the 52 week QuickShot® phase 3 study in testosterone deficient men, and announced positive final pharmacokinetic and safety data.  The Company anticipates that the last patient in the ongoing 26 week supplemental safety study should receive their final treatment soon.  These two studies will form the basis for a New Drug Application for QS T which we plan to submit to the FDA at the end of this year or early in 2017.

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Announced the approval by the U.S. FDA of three new dosage strengths of OTREXUP™ (methotrexate) injection.  The new dosage strengths of 12.5 mg/0.4 ml, 17.5 mg/0.4 ml and 22.5 mg/0.4 ml will complement the five already approved and marketed strengths.

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Disclosed that the “Pen 1” development project with Teva Pharmaceuticals Industries, Ltd. (Teva) relates to a generic form of Forteo® (teriparatide [DNA origin] injection), which is an injectable treatment for osteoporosis in postmenopausal women and men at high risk for fracture and for glucocorticoid induced osteoporosis in men and postmenopausal women.

•	Delivered $6.0 million in pre-launch epinephrine devices to Teva in the first quarter.

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Appointed Robert F. Apple to the position of President and Chief Executive Officer and a member of the Antares Board of Directors.   Mr. Apple most recently served as the Company’s Executive Vice President and Chief Operating Officer.

First Quarter Financial Results

Total revenue was $12.3 million for the three months ended March 31, 2016, compared to $8.3 million for the comparable period in 2015, representing growth in total revenue of 48%. See Table 1 attached for further details on revenues.

Product sales represent sales of our proprietary products and devices or device components to our partners.  Product sales were $10.8 million for the three months ended March 31, 2016, compared to $4.6 million for the comparable period in 2015.  The increase in product sales was primarily driven by the sale of $6 million in pre-launch quantities of the epinephrine auto injector to Teva and by increased sales of OTREXUP™.   The Company expects to complete shipment of pre-launch epinephrine auto injector devices in the second quarter of 2016.

Development revenues represent amounts earned under arrangements with partners in which we develop new products on their behalf.  Frequently, we receive payments from our partners that are initially deferred and recognized as revenue over a development period or upon completion of defined deliverables.  Development revenue was $1.1 million for the three months ended March 31, 2016, compared to $2.4 million for the comparable period in 2015. The decrease in development revenue is related to the completion of certain deliverables and development activities for the epinephrine auto injector, which accounted for substantially all of the development revenue in the first quarter of 2015.  The decrease was partially offset by additional development activities for the AMAG auto injector in 2016.

Licensing revenues represent the amounts recognized from up-front or milestone payments received from partners that are initially deferred and recognized over the life of our agreements.  Licensing revenue was $51 thousand for the three months ended March 31, 2016, compared to $0.9 million for the comparable period in 2015.  The decrease in licensing revenue is related to a promotion and license agreement with LEO Pharma, Inc., which was terminated on June 23, 2015.

Royalty revenue is recognized primarily from the in-market sales of products sold by our partners.  Royalty revenue was $0.3 million for the three months ended March 31, 2016, compared to $0.5 million for the comparable period in 2015.

Total gross profit increased in the first quarter of 2016 to $5.5 million compared to $4.7 million in the same period in 2015. The increase was primarily driven by sales of pre-launch quantities of the epinephrine auto injector to Teva and an increase in OTREXUP™sales.

Total operating expenses were approximately $13.3 million for the first quarter of 2016 compared to $11.4 million in the comparable period of 2015.  The increase in operating expenses in the first quarter of 2016 was primarily driven by external expenses incurred in connection with the development of QuickShot testosterone and increased personnel costs.

Net loss was approximately $7.7 million for the first quarter of 2016, compared to $6.8 million in the comparable period in 2015.  Net loss per share was $0.05 for the quarters ended March 31, 2016 and 2015.

At March 31, 2016, cash and investments totalled approximately $42.1 million compared to approximately $47.9 million at December 31, 2015.

Conference Call, Call Replay and Webcast

Antares executives will provide a Company update and review first quarter 2016 financial results via webcast and conference call on Monday, May 9, 2016, at 8:30 a.m. ET (Eastern Time). The webcast of the conference call, which will include a slide presentation, can be accessed through the link located on the “ATRS Investor Information” section of the Company’s website (www.antarespharma.com) under the “Webcast” tab.  Alternatively, callers may participate in the audio

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portion of the conference call by dialing 1-888-471-3843 (US), or 1-719-325-2244 (International).  Callers should reference the Antares Pharma conference call or conference identification code 1348142. Callers can access the slide presentation on the “ATRS Investor Information” section of the Company’s website under the “Presentations” tab. Webcast and telephone replays of the conference call will be available from 11:30 a.m. ET on Monday, May 9, 2016, through 11:30 a.m. ET on Tuesday, May 24, 2016. To access the replay, callers should dial 1-888-203-1112 (US) or 1-719-457-0820 (International) and enter passcode 1348142.

About Antares Pharma

Antares Pharma focuses on self-administered parenteral pharmaceutical products. The Company’s product, OTREXUP™ (methotrexate) injection for subcutaneous use, is approved in the U.S. for the treatment of adults with severe active rheumatoid arthritis, children with active polyarticular juvenile idiopathic arthritis and adults with severe recalcitrant psoriasis. Antares Pharma is also developing QuickShot® Testosterone for testosterone replacement therapy, and has recently received a therapeutically equivalent approval from the U.S. Food and Drug Administration for VIBEX® Sumatriptan USP for the acute treatment of migraines.  The Company's technology platforms include VIBEX® disposable auto injectors, disposable multi-use pen injectors and reusable needle-free injectors. Antares Pharma has a multi-product deal with Teva Pharmaceutical Industries, Ltd. that includes VIBEX® epinephrine, exenatide multi-dose pen, and teriparatide multi-dose pen.  Our reusable needle-free injector for use with human growth hormone (hGH) is sold worldwide by Ferring B.V.  The Company is also working with AMAG Pharmaceuticals on a subcutaneous method of administering Makena, a progesterone product indicated for use in lowering the risk of pre-term birth.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are subject to certain risks and uncertainties that can cause actual results to differ materially from those described.  Factors that may cause such differences include, but are not limited to: the timing and results of the phase 3 studies for QuickShot® Testosterone (QS T) and acceptance of the data by the U.S. Food and Drug Administration (“FDA”); the Company’s ability to successfully complete a New Drug Application (“NDA”) for QS T and submit to the FDA and approval of the same by the FDA; Teva’s ability to adequately and timely respond to the Complete Response Letter received from the FDA for the VIBEX® epinephrine pen Abbreviated New Drug Application (“ANDA”) and approval by the FDA of the same, the timing and therapeutic equivalence rating thereof, and any future purchase orders and revenue pre or post FDA approval; the timing of the launch of VIBEX® Sumatriptan Injection USP and the amount of revenue from the same; the outcome of the pending patent litigation between Teva Pharmaceutical Industries, Ltd. (Teva) and Eli Lilly and Company regarding the Teriparatide multi-dose pen; the timing and approval, if any, by the FDA of Teva’s ANDA for the Teriparatide multi-dose pen and any future revenue resulting therefrom; the outcome of the pending patent litigation between Teva and AstraZeneca regarding the Exenatide multi-dose pen; FDA action with respect to Teva’s ANDA filed for the Exenatide pen and future revenue from the same; continued growth of prescriptions and sales of OTREXUP™;  the timing and results of the development project with AMAG Pharmaceuticals for an auto injector for Makena; the timing and results of research projects, clinical trials,  and product candidates in development; actions by the FDA or other regulatory agencies with the respect to the Company’s products or product candidates of its partners; continued growth in product, development, licensing and royalty revenue; the Company’s ability to obtain financial and other resources for its research, development, clinical, and commercial activities and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. In

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some cases you can identify forward-looking statements by terminology such as ''may'', ''will'', ''should'', ''would'', ''expect'', ''intend'', ''plan'', ''anticipate'', ''believe'', ''estimate'', ''predict'', ''potential'', ''seem'', ''seek'', ''future'', ''continue'', or ''appear'' or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and in the Company's other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

Contacts:

Jack Howarth

Vice President, Corporate Affairs

609-359-3016

jhowarth@antarespharma.com

TABLES FOLLOW

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ANTARES PHARMA, INC.

Table 1 - CONSOLIDATED REVENUE DETAILS

(amounts in thousands, except for percentages)

(unaudited)

	Three Months Ended March 31,		Increase
	2016	2015	(Decrease)
OTREXUP™	$3,310	$3,004	10%
Needle-free injector devices and components	1,552	1,421	9%
Auto injector and pen injector devices	5,979	198	2919%
Total product sales	10,841	4,623	134%
Development revenue	1,098	2,388	-54%
Licensing revenue	51	883	-94%
Royalties	329	453	-28%
Total revenue	$12,319	$8,348	48%

ANTARES PHARMA, INC.

Table 2 - CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands except per share amounts)

(unaudited)

	For the Three Months Ended
	March 31,
	2016	2015
Revenue:
Product sales	$10,841	$4,623
Development revenue	1,098	2,388
Licensing revenue	51	883
Royalties	329	453
Total revenue	12,319	8,348
Cost of revenue	6,776	3,675
Gross profit	5,543	4,673
Research and development	5,648	4,378
Selling, general and administrative	7,603	7,037
Total operating expenses	13,251	11,415
Operating loss	(7,708)	(6,742)
Other income (expense)	52	(46)
Net loss	$(7,656)	$(6,788)
Basic and diluted net loss per common share	$(0.05)	$(0.05)
Basic and diluted weighted average common shares outstanding	154,858	131,745

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ANTARES PHARMA, INC.

Table 3 – CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

(unaudited)

	March 31,	December 31,
	2016	2015
ASSETS
Cash and investments	$42,111	$47,911
Accounts receivable	7,977	7,952
Inventories	5,270	5,724
Equipment, molds, furniture and fixtures, net	17,143	14,793
Patent rights, net	2,331	2,435
Goodwill	1,095	1,095
Other assets	5,381	4,652
Total Assets	$81,309	$84,562

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$15,491	$11,675
Deferred revenue	5,935	5,844
Stockholders’ equity	59,883	67,043
Total Liabilities and Stockholders’ Equity	$81,309	$84,562

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